Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT made as of the 24th day of August, 2017 (the “Effective Date”), by and among PositiveID Corporation, a Delaware corporation (“PSID”), PositiveID Diagnostics, Inc., a California corporation (“PSID Diagnostics” together with PSID, collectively, the “Seller”), and ExcitePCR Corporation, a Delaware corporation (the “Buyer”).

R E C I T A L S

WHEREAS, the Seller, over the past five years, has been developing the Firefly Dx and Dragonfly Dx technology and products, along with patents, the applicable know how used in the development of the above products, and breadboard prototypes of both products (the “Firefly Technology”);

WHEREAS, the Seller believes that Firefly Technology has significant potential value to its stockholders;

WHEREAS, the Seller has determined that potential partners and/or investors key to the completion and commercialization of the Firefly Technology do not wish to invest in a company that is highly leveraged; and

WHEREAS, the Seller desires to sell and deliver to the Buyer, and the Buyer desires to purchase and receive from Seller all, right, title and interest in all assets used or useful in connection with the operation of the Firefly Technology, so as to permit the Buyer to independently pursue the development and improvement of the Firefly Technology.

IT IS THEREFORE AGREED:

ARTICLE I.

ASSETS TO BE PURCHASED

1.1.       Description of Assets. Upon the terms and subject to the conditions hereof, on the Closing Date (as defined in Section 9.1), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller’s right, title and interest in and to all of the Seller’s assets exclusively related to the Firefly Technology and any other derivative works thereto owned by Seller, including, without limitation, the following assets (collectively referred to as the “Purchased Assets”) which shall be conveyed in the manner described:

(a) The patents and patent applications, including divisions, continuations, renewals, reissuances, and extensions of the foregoing (as applicable) listed on Schedule 1.1(a) shall be transferred and assigned to the Buyer (the “Assigned Patents”), pursuant to a patent assignment agreement in the form attached hereto as Exhibit 1.1(a) (the “Patent Assignment Agreement”)’

(b) The assets, excluding assets related to the M-BAND product, currently owned by PSID Diagnostics, scheduled on Schedule 1.1(b).

1.2.       Certain Agreements. On or as soon as possible after Closing, PSID shall enter into, assign or transfer to Buyer, as applicable, the following agreements:

(a) License Agreement. PSID and PSID Diagnostics are a party to a non-exclusive patent license agreement, dated June 4, 2014, with Lawrence Livermore National Security LLC, for use of a Spore Lysis Microsonicator.

(b) Accounting Services Agreement. The parties shall enter into the Accounting Services Agreement the form of which is attached hereto as Exhibit 1.2(b). The initial monthly charge for the services will be $5,000 per month.

(c) Lease with Thermo Fischer. PSID is a party to a lease agreement, dated December 2, 2015, with Thermo Fischer Financial Services, Inc. for a 7500FST real-time PCR SYS, LAPTP device.

(d) Office Lease/Lab. PSID is a party to an office lease, dated October 4, 2011, as amended October 22, 2015, with Edenglen Technologies, LLC, for the space located at 1252 Quarry Lane, Suite A, Pleasanton, CA 94566.

ARTICLE II.

ASSUMPTION OF LIABILITIES

2.1       The Buyer will assume the liabilities as listed on Schedule 2.1(a). In addition, the Parties will cooperate to transfer the certain agreements key to the Firefly Technology set forth in Section 1.2.

ARTICLE III.

PURCHASE PRICE

3.1       Consideration. The consideration to be paid by the Buyer to the Seller for the Purchased Assets, shall be 10,500,000 shares of common stock of the Buyer (the “Consideration”). The number of shares of common stock of the Buyer delivered at Closing shall be adjusted for any stock splits occurring on or after the Effective Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Buyer to enter into and perform its obligations under this Agreement, the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

4.1.       Organization; Enforceability. PSID is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PSID Diagnostics is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The execution and delivery of this Agreement, and consummation of the transactions contemplated herein, have been duly and validly authorized by the Board of Directors of each Seller and the stockholders of PSID. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.

4.2.       No Breach or Default. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement, and the consummation of the transactions herein provided will not:

(a) Result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any Seller from any obligations under, or accelerate any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which any Seller is now a party or by which any of its properties or assets may be bound or affected;

(b) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental body or agency which has not been heretofore obtained; or

(c) Violate any provision of the Certificate of Incorporation or Bylaws of any Seller.

4.3.       Bankruptcy and Insolvency. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against any Seller.

4.4.       Title to Assets. All of the Purchased Assets are owned by Seller. On the Closing Date, Seller will convey to Buyer good and marketable title to all of the Purchased Assets, free and clear of all leases, security interests, liens, encumbrances on title, mortgages, pledges, conditional sale and other title-retention agreements, covenants, restrictions, easements, reservations and other burdens or charges of title every kind and nature (collectively, “Liens”).

4.5.       Intellectual Property.

(a) As of the Closing Date, Seller is the record owner of all right, title and interest in and to each of the Assigned Patents and each such Assigned Patent is free and clear of any Liens.

(b) To the knowledge of Seller, the use, operation or other exploitation of the Purchased Assets transferred to Buyer hereunder by Seller prior to the date hereof did not infringe or misappropriate any of the intellectual property rights of any other person or entity, and Seller has not received written notice from any person or entity (i) claiming that such Purchased Assets infringes or misappropriates any of the intellectual property rights of any person or entity, or (ii) disputing Seller’s ownership of such assets.

(c) To Seller’s knowledge, no person or entity is infringing upon the Assigned Patents.

(d) To the knowledge of Seller, none of the Assigned Patents is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use (as contemplated by this Agreement) or enforceability of such Assigned Patents.

(e) To the knowledge of Seller, the know-how is not subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the use (as contemplated by this Agreement) of such know-how (as contemplated by this Agreement).

4.6.       Litigation and Governmental Action. There are no suits, actions or claims, legal, administrative or arbitration proceedings pending or, to Seller’s knowledge, threatened against any Seller, or to which any Seller is a party (whether or not covered by insurance) which in any manner relate to or affect the Purchased Assets. To Seller’s knowledge, there is not outstanding any notice, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal relating to or affecting the Purchased Assets.

4.7       No Disputes. There are no contracts or material disputes between any Seller and any third party with respect to the Assigned Patents and know-how under which there is any material dispute regarding the scope of the contract or regarding performance under the contract.

4.8       Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in any Seller organizational document is applicable to any Seller, this Agreement, or the transactions contemplated by this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to Seller to enter into and perform its obligations under this Agreement, the Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

5.1.       Organization; Enforceability. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement, and consummation of the transactions contemplated herein, have been duly and validly authorized by the Board of Directors of the Buyer. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of the Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.

5.2.       No Breach or Default. The execution and delivery of this Agreement, and the consummation of the transactions herein provided will not:

(a) Result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release the Buyer from any obligations under, or accelerate any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Buyer is now a party or by which any of its properties or assets may be bound or affected;

(b) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental body or agency which has not been heretofore obtained; or

(c) Violate any provision of the Certificate of Incorporation or Bylaws of Buyer.

5.3.       Bankruptcy and Insolvency. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against the Buyer.

ARTICLE VI.

AS IS, WHERE IS

6.1       Except for the representations and warranties of the Seller expressly set forth in this Agreement, the Buyer agrees that the Purchased Assets are being acquired “as is, where is” at Closing, and in their condition at Closing “with all faults,” and that the Buyer is relying on its own examination of the Purchased Assets. Without limiting the generality of the foregoing and except for the representations and warranties expressly set forth in this Agreement, the Buyer understands and agrees that the Seller expressly disclaim any representations or warranties as to the title, condition, value or quality of the Purchased Assets, and any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Assets or any part thereof, or as to the workmanship thereof or the absence of any defects therein, whether latent or patent. Except for the representations and warranties of the Seller expressly set forth in this Agreement, the Buyer further agrees that no information or material provided by or communication made by the Seller, or by any representative of the Seller, will constitute, create or otherwise cause to exist any representation or warranty.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS

Unless waived by the Buyer, the obligations of the Buyer under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions precedent:

7.1       Seller’s Closing Documents. The Seller shall have executed (as appropriate) and delivered to the Buyer all of the documents to be provided by it pursuant to Article 9 hereof which are to be delivered to the Buyer.

7.2       Authorization. The Seller shall have provided evidence that execution of the Agreement and consummation of all transactions contemplated herein have been duly authorized.

7.3       Conveyance Instruments. The bill of sale and other sufficient instruments of conveyance and transfer as shall be effective to vest in the Buyer all of the Seller’s title to and interest in the Purchased Assets.

7.4       Financing. The Buyer shall have completed financing transaction with net proceeds to the Buyer of at least $3 million.

ARTICLE VIII.
CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS

Unless waived by the Seller, the obligations of the Seller under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions precedent:

8.1       Buyer’s Closing Documents. The Buyer shall have executed (as appropriate) and delivered to the Seller all of the documents to be provided by it pursuant to Article 9 hereof which are to be delivered to Seller.

8.2       Authorization. The Buyer shall have provided evidence that execution of the Agreement and consummation of all transactions contemplated herein have been duly authorized.

8.3        Financing. The Buyer shall have completed financing transaction with net proceeds to the Buyer of at least $3 million.

8.4       Consents. The Seller shall have received all required consents from all third parties.

8.5       No Legal Actions. No governmental authority of competent jurisdiction will have instituted any proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Purchased Assets or the consummation of the other transactions contemplated herein.

ARTICLE IX.
CLOSING

9.1       Closing. The consummation of the purchase and sale of the Purchased Assets and the related transactions and deliveries provided for herein (“Closing”) shall take place upon satisfaction of all conditions set forth in Sections 7 and 8 of this Agreement (“Closing Date”), or such other date as the parties may mutually agree.

9.2       Documents to be Delivered by the Seller. At the Closing, the following instruments and documents shall be delivered or provided to the Buyer by the Seller:

(i)	Bill of sale and other sufficient instruments of conveyance and transfer as shall be effective to vest in the Buyer all of the Seller’s title and interest in the Purchased Assets;

(ii)	The Accounting Services Agreement;

(iii)	The Patent Assignment Agreement;

9.3       Documents to be Delivered by the Buyer. At the Closing, the following instruments and documents shall be delivered or provided by the Buyer to the Seller:

(i)	The Consideration;

(ii)	The Accounting Services Agreement;

(iii)	The Patent Assignment Agreement;

ARTICLE X.
CONFIDENTIAL INFORMATION

10.1 Confidentiality. Each party agrees to keep the Confidential Information confidential. Each party shall limit disclosure of the Confidential Information to its employees, directors, officers, consultants, contractors, attorneys, advisors and agents who otherwise have a need to know the Confidential Information in connection with its business and provided that are advised of and agree to the obligations contained in this Section 10.1. Each party shall use at least the same degree of care in handling the Confidential Information as it uses with regard to its other confidential information, and, at a minimum, shall use reasonable care to protect the Confidential Information. The obligations of this Section 10.1 are continuing in nature and shall survive termination or expiration of this Agreement.

ARTICLE XI.

POST-CLOSING OBLIGATIONS OF THE PARTIES

On and after the Closing Date:

11.1       Each party shall execute all certificates, instruments and other documents and take all actions reasonably requested by the other party to effectuate the purposes of this Agreement and to consummate and evidence the consummation of the transactions herein provided for. The Seller shall transfer and assign to the Buyer any Purchased Assets owned, registered to or listed with such person related to the Firefly Technology, and which was not properly transferred prior to Closing.

11.2       The Seller shall take all actions reasonably necessary to transfer the agreements identified in Section 1.2 to the Buyer.

11.3       The Seller shall take all actions reasonably necessary or appropriate to put the Buyer in immediate actual possession and operating control of all of the Purchased Assets.

11.4       The Seller will indemnify and hold the Buyer harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation, reasonable attorneys’ fees and other reasonable legal costs and expenses) arising out of any breach of a representation or warranty or covenant made by any Seller in this Agreement, in any exhibit or schedule attached to this Agreement, or in any agreement, instrument, or document provided to the Buyer by or on behalf of any Seller in connection with the transactions contemplated hereby.

11.5       The Buyer agrees to hold harmless, defend, and indemnify each Seller and their officers, directors, subsidiaries, affiliates, employees, agents, attorneys, representatives, successors and assigns (collectively the “Seller Indemnified Parties”) from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including the costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim arising out of or relating to (individually, a “Loss” and collectively, the “Losses”):

(a)       the failure of any of the representations or warranties made by the Buyer in this Agreement to be true and correct in all respects at and as of the Effective Date and at the Closing Date;

(b)       the breach of any covenant or other agreement on the part of the Buyer under this Agreement;

(c)       any claims or demands against any Seller Indemnified Party arising out of or resulting to the Assumed Liabilities (as detailed on Schedule 2.1);

(d)       any claims or demands against any Seller Indemnified Party arising out of or resulting to the Buyer’s ownership, lease, use or operation of the Firefly Technology after the Closing.

ARTICLE XII.
TERMINATION

12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)	by mutual written consent of the Buyer and the Seller;

(b)	by the Buyer or the Seller if (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity that would make consummation of the transactions contemplated by this Agreement illegal;

(c)	by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller and such breach has not been cured within ten (10) calendar days after written notice to such Seller; or

(d)	by the Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer and such breach has not been cured within ten (10) calendar days after written notice to the Buyer.

ARTICLE XIII.

WAIVERS; AMENDMENTS; ASSIGNMENT; SUCCESSORS AND ASSIGNS

13.1 Effect of Waiver. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof.

13.2 Modification of Agreement. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

13.3 Assignment; Successors and Assigns. Except as otherwise specifically set forth in this Agreement, this Agreement shall not be assignable by any party without the prior written consent of the other; notwithstanding the foregoing, this Agreement may be transferred by the Buyer in connection with a merger, consolidation, or the sale of substantially all of its assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by persons other than the parties hereto.

ARTICLE XIV.
MISCELLANEOUS PROVISIONS

14.1       Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

14.2 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the rights or obligations under this Agreement (whether by merger, operation of law or otherwise) without the prior written consent of the other party hereto, and any such purported assignment or delegation without such consent shall be void and of no effect.

14.3        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. Delivery of an executed counterpart of this Agreement via facsimile transmission or PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

14.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered via certified or registered mail, or recognized courier, delivery confirmation or return receipt requested:

(a)	If to Seller, to:	POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 201
Delray Beach, Florida 33445
Attention: William J. Caragol

(b)	If to Buyer, to:	EXCITEPCR CORPORATION
1252 Quarry Lane, Suite A
Pleasanton, CA 94566
Attention: Lyle L. Probst

or to such other person(s) and address(es) as either party shall have specified in writing to the other.

14.5 Entire Agreement. The Seller and the Buyer agree that this Agreement and its Exhibits and Schedules and the other contracts and deeds referenced in and required by this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

14.6 Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Florida. Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in Palm Beach County, Florida.

14.7 Captions and Headings. Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

14.8 Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

14.9 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be duly executed as of the date first above written.

SELLER:

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
William J. Caragol, CEO

POSITIVEID DIAGNOSTICS, INC.

By:	/s/ Allison Tomek
Allison Tomek, Secretary

BUYER:

EXCITEPCR CORPORATION

By:	/s/ Lyle L. Probst
Lyle L. Probst, CEO

SCHEDULE 1.1(a) - ASSIGNED PATENTS

SCHEDULE 1.1(b) - ASSETS SOLD

SCHEDULE 2.1(a) - ASSUMED LIABILITIES